Exhibit 21-4

EXELON GENERATION COMPANY, LLC SUBSIDIARY LISTING

Affiliates	Trade Name	Jurisdiction or Formation
AmerGen Consolidation, LLC (includes 3 un-named subsidiaries all of which hold decommissioning related investments)		Nevada

AmerGen Energy Company, LLC		Delaware

Exelon Energy Company (includes 2 un-named subsidiaries which provide retail energy and gas delivery services)		Delaware

Exelon Generation Company, LLC (includes 16 un-named subsidiaries which provide power generation or related support services)		Pennsylvania

Exelon Generation Consolidation, LLC (includes 16 un-named subsidiaries all of which hold decommissioning related investments)		Nevada

Exelon Generation Finance Company, LLC		Delaware

Exelon New England Holdings, LLC (includes 11 un-named subsidiaries, all of which operate fossil fuel generating stations or provide related support functions)		Delaware

Exelon SHC, Inc. (includes 11 un-named subsidiaries, all of which operate and hold investments in fossil fuel generating stations)		Delaware

PECO Energy Power Company (include 2 un-named subsidiaries, all of which operate fossil fuel generating stations or provide related support functions)		Pennsylvania

Southeast Chicago Energy Project, LLC		Delaware

Susquehanna Electric Company		Maryland